CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #826/828 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the PIA BBB Bond Fund, PIA MBS Bond Fund, PIA High Yield (MACS) Fund, PIA Short Duration Bond Fund, PIA High Yield Fund, and PIA Short-Term Securities Fund and to the use of our report dated January 29, 2018 on the financial statements and financial highlights of the PIA BBB Bond Fund, PIA High Yield Fund, PIA MBS Bond Fund, and PIA Short-Term Securities Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2018